Exhibit 99.6

                                   STOCK POWER



         FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, JW ASSURANCE AND HOLDING LIMITED hereby assigns, transfers and conveys to ROBERT J. JESENIK all of its right, title and interest in and to
6.441 shares of the Series 3 Preferred Stock of MICROFIELD GROUP, INC., an Oregon corporation, represented by Certificate No. 6 P3, and hereby irrevocably appoints _________________________ attorney-in-fact to transfer the stock on the books of MICROFIELD GROUP, INC. with full power of substitution in the premises.

         DATED June 1, 2006.

                        JW ASSURANCE AND HOLDING LIMITED



                                            By: /s/ Robert J. Jesenik
                                               ------------------------------
                                                Robert J. Jesenik, President